Exhibit (C)(4)(C)

Status Report to the Board of Directors of Endesa Américas S.A.

June 29, 2016 Confidential

Important Notice

This document was prepared by Asesorías Tyndall Limitada (“Tyndall”) for the exclusive benefit and use of the recipient to which it was directed (the “Recipient”), with the purpose of assisting the Recipient in the analysis of one or more possible situations or transactions. Both the existence and the content of this document are confidential. It is forbidden publication, dissemination or disclosure, partial of total, of this document, in any format or through any medium, without previous authorization, explicit and written by Tyndall.

This document has been prepared as part of a presentation to the Recipient and therefore it cannot be considered complete without references to such oral presentation. Likewise, this document has been prepared for a specific purpose and in a given context, therefore, it should not be used for any other purpose or in any other context than the one it was intended and prepared for.

In the making of this document, Tyndall has used publicly available information or information delivered to Tyndall by the Recipient or third parties acting on behalf of the Recipient. Tyndall has not verified independently the truthfulness, accuracy or timeliness of such information.

Information and estimates included in this document reflect the current conditions and the vision of Tyndall as of the date of its preparation, which may change in the future.

Any references to values or to possible terms and conditions of an specific operation or transaction included in this document constitute an estimate judgment from Tyndall, based in historical relations between variables that can be repeated in the future and in predictions of forecasts regarding future events that because of its nature may be uncertain. Therefore, any estimate judgment contained in this document must be considered as an indicator, preliminary and for illustrative-only purposes.

Context and purpose of this document—Important

The purpose of this document is to serve as backup for the oral presentation that Tyndall will carry out in the session of the Board of Directors of Endesa Américas to be held on July 29, 2016, in which Tyndall will inform the Board of Directors about the status update of the work performed by Tyndall regarding the Merger, which will be defined later. Therefore, this document should be considered as a whole along with the oral presentation from Tyndall, being incomplete if it is analyzed without such presentation

According to the above, it is important to note that this document does not constitute a “report” or reflect an “opinion” from Tyndall regarding the Merger, but simply aims to account for the progress of the work done to date, to identify certain preliminary considerations that arose during the revised information and activities undertaken to date, and to provide insight about what is expected to be the next steps in the work to be performed

Moreover, Tyndall is still in the process of receiving some of the information requested, so even the information used as a basis for the preparation of this document may be subject to review and further additions, which could have significant impact on the analysis and considerations presented

Proposed structure to be used in the Tyndall report

I. Introduction and executive summary

II. Description of the Merger

1. Background and description of the proposed transaction

2. Scope of the work of Tyndall

III. Analysis carried out by Tyndall

1. Valuation of Endesa Américas, Enersis Américas, and Chilectra Américas

2. Analysis of the Reference Exchange Rate

3. Considerations regarding the Merger as contributor for the company’s best interests

4. Additional considerations

IV. Conclusions

V. Appendix

Draft introduction and executive summary (cont.)

What is being 1 The merger of Endesa Américas and Chilectra Américas into Enersis Américas proposed?

On May 6, 2016, Endesa Américas disclosed, as a significant event, an agreement by its Board of Directors to formally begin a merger process by which Enersis Américas would absorb Endesa Américas and Chilectra Américas, and the latter two companies would be dissolved but not liquidated, being succeeded in all rights and obligations (the “Merger”).

In said significant event, it was also stated that the Merger would be done “in accordance” with the resolutions adopted by the Extraordinary Shareholders’ Meeting of Empresa Nacional de Electricidad S.A. held on December 18, 2015 (the “Division Meeting”) which approved the division of that company into: (i) Empresa Nacional de Electricidad S.A. itself, as legal successor (“Endesa Chile”), and (ii) Endesa Américas, the company to which non-Chilean assets were assigned.

Finally, the same significant event stated that the Merger would be done in accordance with the estimated terms of the Merger that were brought out in that Division Meeting, particularly in regards to the following: (i) The Merger will be subject to fulfillment of the Right of Withdrawal Conditions (as the term is defined below): a maximum exercise of the right of withdrawal was set at up to 10% for Enersis Américas, up to 7.72% for Endesa Américas, and up to 0.91% for Chilectra Américas

(ii) An exchange ratio of 2.8 shares of Enersis Américas per share of Endesa Américas was set, and 5 shares of Enersis Américas per share of Chilectra Américas (the “Reference Exchange Ratio”) (iii) Enersis Américas will issue a tender offer (the “TO”) for all shares and American Depositary Receipts (“ADRs”) issued by Endesa Américas and not owned by Enersis Américas, for a price of 285 Chilean pesos (the “TO Price”), which TO will depend on (the “TO Conditions”): (i) approval of the Merger; (b) that the Right of Withdrawal Conditions are met; and (iii) to the rest of the terms and conditions which will be detailed in due time when formulating the TO

(iv) The controlling shareholder Enel S.p.A. (“Enel”) assumed the commitment of (the “Enel Commitments”): (a) voting in the respective meeting in favor of the Merger, as long as supervening material facts have not arisen before said meeting; and (b) if the Merger is approved, for a period of 5 years, it intends to not perform or propose any other corporate reorganization process that affects Enersis Américas Therefore, given the above, it is our understanding that the proposal made to the shareholders of Endesa Américas and evaluated in this report is the statutory Merger of Endesa Américas and Chilectra Américas into Enersis Américas according to these terms and conditions (the “Merger Terms and Conditions”)

Draft introduction and executive summary (cont.)

The Merger is part 2 The Merger is the second step in the Corporate Reorganization of the corporate

reorganization On April 22, 2015, Enel published an agreement by its Board of Directors stating that it considered it convenient that proposed by Enel the boards of Enersis S.A., Empresa Nacional de Electricidad S.A. and Chilectra S.A. begin an analysis of a possible corporate reorganization process (the “Corporate Reorganization”) aimed at separating the electricity generation and distribution assets in Chile from those in other countries in Latin America1 The proposed Corporate Reorganization consists of a successive series of transactions that, seen as a whole, separate the non-Chilean assets of Enersis S.A., Empresa Nacional de Electricidad S.A. and Chilectra S.A. and groups them into a single company

Specifically, the Corporate Reorganization includes the following steps:

First Step: the division of Enersis S.A., Empresa Nacional de Electricidad S.A. and Chilectra S.A. (the “Divisions”), a step that was done and consisted of: ? Dividing Empresa Nacional de Electricidad S.A. into two companies:

- Endesa Chile, legal successor of Empresa Nacional de Electricidad S.A.

- Endesa Américas, a new company to which non-Chilean assets were assigned

Dividing Chilectra S.A. into two companies:

- Chilectra Chile, legal successor of Chilectra S.A.

- Chilectra Américas, a new company to which non-Chilean assets were assigned Dividing Enersis S.A. into two companies :

- Enersis Américas, legal successor of Enersis S.A., which retained non-Chilean assets

- Enersis Chile, a new company to which Chilean assets were assigned Second Step: The Merger

This step has not yet been realized, and is precisely the one that will be published for the information of the shareholders of Endesa Américas

1 The Appendix has more details on the Corporate Reorganization and the Division

Draft introduction and executive summary (cont.)

The Merger will be 3 Seven of the nine new directors of Endesa Américas declared themselves “interested” in the Merger due to subject to the norms having been elected by vote of the controller of Endesa Américas, therefore the Merger, in regards to its on “related-party approval, will be subject to the requirements and procedures established in Article 147 of the Chilean transactions in public Companies Act Law 18,046

corporations” In the same aforementioned significant event of May 6, 2016, which informed the beginning of the Merger, it was informed that seven of the directors of Endesa Américas (Rafael Fauquié B., Vittorio Vagliasindi, Francesco Buresti, Umberto Magrini, Luca Noviello, Mauro Di Carlo and Loreto Silva R.) declared they were elected by a determining vote of the controlling shareholder of Endesa Américas and that they had an interest in the Merger “in the terms of Article 147 of the Chilean Companies Act Law 18,046, and given the provisions of the Veredict of the Santiago Court of Appeals of March 22, 2016” Therefore, in addition to the legal, regulatory, and administrative norms that specifically regulate the merger of public corporations, the Merger will also be subject to the norms on related-party transactions in public corporations in Title XVI (“Title XVI”) of the Chilean Companies Act Law 18,046 (the “LSA”) According to Article 147 of the LSA, which is part of Title XVI, a public corporation can only perform related-party transactions when their object contributes to the company’s best interests, and is in line with prevailing market conditions at the time of its approval insofar as price, terms and conditions, and if the requirements and procedures stated in said Article 147 of the LSA are met Among the requirements and procedures prescribed by Article 147 of the LSA, if a shareholders’ meeting is convened to approve the operation, it includes that the board must appoint at least one independent appraiser to inform the shareholders of the conditions of the transaction, its effects and its potential impact on the company, as well as the points that the Director’s Committee, if any, have expressly asked for an appraisal of

Draft introduction and executive summary (cont.)

Scope of the work of 4 Tyndall was appointed by the Director’s Committee of Endesa Américas as additional independent appraiser to Tyndall inform the shareholders of the conditions for the Merger, its effects and its potential impact for Endesa Américas, in the terms set out in Article 147 of the LSA

Specifically, the Report evaluates whether the Merger

Has the object of contributing to the corporate interests of Endesa Américas; and

Is in line with prevailing market conditions at the time of its approval insofar as price, terms and conditions

Main analyses 5 In order to determine whether the Merger has the object of contributing to the corporate interests of Endesa performed Américas and is in line with prevailing market conditions at the time of its approval insofar as price, terms, and conditions, Tyndall performed an analysis of value creation, comparing (i) the current value of Endesa Américas with (ii) the pro-forma interest that shareholders of Endesa Américas would receive in Enersis Américas if the Merger were to occur

Starting from an assumption that the criteria to determine whether a transaction contributes or not to the company’s best interests is the expected impact of the transaction on the value of the investment of the current shareholders of Américas, the following analyses were done: Valuation of Endesa Américas, Enersis Américas and Chilectra Américas by different methodologies (the

“Independent Values”)

The relative contribution of Endesa Américas, Enersis Américas and Chilectra Américas to the Merger (the “Relative

Contribution”)

Valuation of the merged entity, that is, the value of Enersis Américas with the Merger in effect (“Pro-Forma

Valuation”)

Analysis of values creation, contrasting the situation of the shareholders of Endesa Américas “with” and “without” the Merger, considering the Reference Exchange Ratio (the “Analysis of Creation of Value”) Additionally, at the request of the Directors’ Committee, the TO Price and other Merger Terms and Conditions were also analyzed

[Preliminary analysis based on currently available information, subject to changes]

Draft introduction and executive summary (cont.)

Independent Values 6 The following chart summarizes the range of estimated value for Enersis Américas, Endesa Américas y Chilectra Américas using different valuation methodologies

Methodology (US$bn, except share prices in CLP$) Price per share: Min Avg Max

$4.1

Valuation by DCF $3.6 $4.7 $299 $338 $390

$3.9

Américas Valuation by FV/EBITDA 17E multiples $3.4 $4.6 $284 $319 $377

$3.6

Endesa Market value $3.4 $3.8 $278 $301 $315

$3.7

Objective prices from market analysts $3.5 $4.0 $289 $303 $316

$9.6

Valuation by DCF $8.4 $11.3 $116 $133 $156

$9.9

Américas Valuation by FV/EBITDA 17E multiples $8.4 $12.8 $117 $138 $177

$8.1

Enersis Market value $6.9 $8.4 $95 $113 $117

Objective prices from market analysts $7.7 $8.3 $9.3 $106 $115 $128

$1.0

Valuation by DCF $0.8 $1.3 $478 $591 $744

$1.1

Américas Valuation by FV/EBITDA 17E multiples $0.8 $1.7 $478 $653 $1.003

Chilectra Market value $0.8 $444 $446 $446

Objective prices from market analysts n.a. n.a. n.a. n.a.

—2.0 4.0 6.0 8.0 10.0 12.0 14.0

Note 1: Range of valuations based on multiples is formed by combining tradable multiples that maximize/minimize the value of Endesa Américas, Enersis Américas and Chilectra Américas. In the case of the DCF, it was sensitized based on factors of 0.95x and 1.05x in the case of the WACC and +/- 50bps in growth of the terminal value; Note 2: highlighted point in the range is the base scenario in the case of valuations by DCF and multiples, at market price on June 24, 2016 in the case of the market price of shares and the average in the case of objective prices by market analysts

[Preliminary analysis based on currently available information, subject to changes]

Draft introduction and executive summary (cont.)

Relative Contribution

7 **The following charts summarize the relative contribution of Enersis Américas, Endesa Américas and Chilectra Américas to the Merger, considering different valuation methodologies**

Estimated exchange ratio by different methodologies



Reference Exchange Ratio: 2.8x [15.8%]
3.5x
3.0x
2.8x
2.5x
2.0x
1.5x
[16.4%]
2.9x
2.7x [15,2%]
2.6x
[14.8%]
[16.2%]
2.9x
2.5x [14.5%]
2.2x
[12.8%]
[15.2%]
2.7x
2.3x [13.4%]
1.9x
[11.3%]
[16.1%]
2.9x
2.8x [15.1%]
2.4x
[13.9%]
Market
DCF
FV/EBITDA Multiple
Target price by market analysts
More favorable for Endesa Américas
Less favorable for Endesa Américas

Note 1: Numbers in parentheses are the interest of minority shareholders in Endesa Américas and Enersis Américas Pro-Forma
Note 2: Highlighted point in the range is the base scenario in the case of valuations by DCF and multiples, at market prices on June 24, 2016 in the case of market share prices and the average in the case of objective prices by market analysts
Note 3: We used the combination of discount rates and growth in perpetuity (for DCF), or multiples (valuation by multiples), which maximizes and minimizes the interest held by minority shareholders of Endesa Américas in Enersis Américas Pro Forma

Tyndall Group 9

[Preliminary analysis based on currently available information, subject to changes]

Draft introduction and executive summary (cont.)

Pro-forma Value of 8 The following table summarizes the estimated range of the Pro-forma Value for Enersis Americas giving effect to the

Enersis Américas Merger using different valuation methodologies

Enersis Américas Pro-forma(billions of US$)

Valuation by DCF $9.8 $11.3 $13.2

Valuation by multiples

VF/EBITDA 17E $9.8 $11.5 $14.7

Market value $8.3 $9.6 $10.0

Target prices by market

analysts $9.1 $9.8 $10.8

5.0 7.0 9.0 11.0 13.0 15.0 17.0

Note 1: Range of valuations based on multiples is constructed with the combination of tradable multiples that maximize/minimize the value of Endesa Américas, Enersis

Américas and Chilectra Américas. In the case of the DCF method, it was worked using factors of 0.95x and 1.05x for the WACC method, and +/-50bps in terminal value growth

Note 2: Highlighted values in the ranges correspond to: the baseline scenario in the case of valuations by DCF and multiples methods; the market price as of June 24, 2016 in the case of market price of the share; and the mean value in the case of target prices by market analysts

[Preliminary analysis based on currently available information, subject to changes]

Market value and valuation of analysts in the market that follow Endesa

Américas, Enersis Américas and Chilectra Américas

Summary table of market value and recommendations of market analysts (June 24)

Endesa Américas Enersis Américas Chilectra Américas

Stock price (CLP$) 301.4 112.6 446.0

Market cap (US$mm) 3,642 8,139 756

Spot price 301.4 112.6 446.0

Maximum price 314.6 116.8 446.0

Minimum price 278.4 95.5 444.0

Average price 296.4 109.3 444.8

Recommendation of market analysts (Target price):

Bice(Abril 22) 328 117 n.a.

Citi1(May 2) 326 115 n.a.

Itaú(April 3) 289 120 n.a.

JP Morgan(May 25) 316 128 n.a.

Santander(April 19) 305 106 n.a.

Scotiabank(April 22) 300 110 n.a.

1 Calculus of stock price based on target price of ADRs, using exchange rate of May 2 (CLP$661.8/US$) and ratio shares/ADR of 30 for EOC-A and 50 for ENI-A

Source: Market information, reports of market analysts.

[Preliminary analysis based on currently available information, subject to changes]

Evolution of the share price of Endesa Américas, Enersis Américas and Chilectra Américas

Evolution of the price shares and trade volumen since the first date of trading of Endesa Américas and Enersis Américas shares (April 21, 2016)


Endesa Américas
Enersis Américas
Chilectra Américas
Price as of April 21, 2016:
Endesa Américas: CLP$281.4
Enersis Américas: CLP$98.0
Chilectra Américas: CLP$444.0
Transaction amount distribution by days (US$ mm)
< $5 2
$5 - $10 21
$10 - $15 16
$15 - $20 6
$20 - $25 1
> $25 1
< $7 32
$7 - $14 11
$14 - $21 2
$21 - $28 1
$28 - $35 0
> $35 1
Max (May,17): $314.6
Max (May, 17): $116.8
Spot: $301.4
Spot: $112.6
Spot: $446.0
39
28
US$mm
140%
130%
120%
115%
110%
107%
100%
90%
100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
4/21
4/28
5/5
5/12
5/19
5/26
6/2
6/9
6/16
6/24

- Endesa Américas and Enersis Americas shares have a high correlation between them due to the share exchange ratio.
- Chilectra Américas share does not show correlation due to its luck of liquidy
- The yield of Enersis Américas share has been higher than the yield of Endesa Américas share (14.9% vs. 7.1%), implying a sligIty lower share exchange ratio than the referential one, probably due that the Price of Endesa Américas shares has incorporated the risk that the Merger does not concrete or that the terms and conditions of the Merger are modify

Source: Capital IQ, and Santiago Stock Exchange

Tyndall Group 12